Exhibit 99

Heritage Financial Group Second Quarter Net Income Increases 93% to $297,000 or $0.03 Per Diluted Share

ALBANY, Ga.--(BUSINESS WIRE)--August 9, 2010--Heritage Financial Group (NASDAQ: HBOS), the holding company for HeritageBank of the South, today announced improved financial results for the second quarter and six months ended June 30, 2010. The Company's second quarter net income increased 93% to $297,000 or $0.03 per diluted share compared with net income of $154,000 or $0.02 per diluted share for the year-earlier quarter. For the six months ended June 30, 2010, net income increased 99% to $1,096,000 or $0.11 per diluted share compared with $549,000 or $0.05 per diluted share in the year-earlier period.

Other financial highlights of the quarter included significant growth in loans and deposits, largely reflecting the acquisition of eight branch locations during the past year. Concurrent with this growth, credit quality, as indicated by the level of nonperforming assets, has remained relatively stable since year end and has improved significantly from the year-earlier period.

Operationally, the Company continued to take advantage of prudent expansion opportunities in the second quarter and to build its management team to lead its growth in new markets. In May, the Company completed the purchase of five Park Avenue Bank branches in Georgia and named a new market executive for its Southeast Georgia region. The bank opened another new market in Georgia by establishing a new loan production office in Valdosta, after attracting a seasoned and locally experienced team of commercial and retail bankers in that market. This loan production office officially became a branch of HeritageBank of the South on July 5, 2010.

Commenting on the results, Leonard Dorminey, President and Chief Executive Officer of Heritage Financial Group, said, "We are pleased to report continued momentum in our operations and expansion activities, which have translated into earnings growth for the second quarter and first half of 2010. These solid results, which are especially gratifying considering the ongoing weakness that we see in so many aspects of the economy, also reflect continuing stability in credit quality after nonperforming loans and assets peaked in 2009. Obviously, we recognize the risk of deteriorating credit quality remains until employment and home prices begin to improve and, as a result, credit costs likely will continue at elevated levels for at least the near term. Still, we are pleased with the overall trends we are seeing in our loan portfolio.

"We also are pleased with the strategic direction of the Company in terms of expansion and our ability to add customer relationships," Dorminey continued. "Over the past nine months, we have established several new markets in South Georgia and North Central Florida that greatly enhance our banking footprint that overlays these two states. Our strong capital position has allowed us to seize these opportunities to build our network and fill in our footprint between Albany and Ocala and has enabled us to enter several attractive markets, including Statesboro and Valdosta, Georgia. With the recent addition of experienced bankers from the financial institutions with the top market share in Statesboro and Valdosta, along with the support of dedicated employees associated with the branches we have acquired, we are enthusiastic about our expanded operations and the prospects for ongoing growth in the months and years ahead."

Looking ahead to the third quarter, Dorminey noted that the recent passage of the Dodd-Frank Wall Street Reform and Consumer Protection Act will, among other things, remove existing barriers to interstate banking. In the past, interstate banking was often accomplished by the purchase of an existing bank charter in a target state, which HeritageBank of the South did when it entered Florida in 2007. Because such charter purchases are no longer necessary to branch into Florida and other states, the Company believes the value assigned to its intangible asset related to the Florida bank charter purchased in 2007 is now impaired. Accordingly, the Company intends to take a one-time, noncash pre-tax charge of $1,000,000 in the third quarter of 2010 to write-off this intangible asset. This write-off will have no effect on the Company's or the Bank's regulatory capital or tangible capital.

At the end of the second quarter of 2010, Heritage Financial Group's capital levels remained significantly above the levels required to be considered "well-capitalized" under regulatory standards – the highest capital rating category a financial institution can achieve. The Company's total risk-based capital ratio at June 30, 2010, was 14.9%, significantly exceeding the required minimum of 10% to be considered a well-capitalized institution. The ratio of tangible common equity to total tangible assets (both non-GAAP measures – see reconciliation to closest GAAP measures later in this release) was 9.1% as of June 30, 2010.

As previously announced, Heritage Financial Group and its affiliates have adopted a plan to reorganize from a two-tier mutual holding company to a full stock holding company and will undertake a "second-step" offering of shares of the new holding company's common stock in subscription, community and syndicated offerings. The conversion and offering is expected to be completed early in the fourth quarter of 2010, subject to regulatory, stockholder and depositor approvals. Keefe Bruyette & Woods will manage the subscription and community offerings and will serve as the sole book-running manager for the offering. Sterne Agee & Leach will serve as co-manager for the syndicated offering.

Net interest income for the second quarter increased 37% to $4,696,000 from $3,424,000 in the same quarter last year, primarily reflecting a higher level of interest-earning assets as lower yields on interest-earning assets was largely offset by the impact of lower rates on interest-bearing liabilities. The Company's net interest margin increased 28 basis points to 3.55% in the second quarter of 2010 compared with 3.27% in the year-earlier period due primarily to lower funding costs. On a linked-quarter basis, net interest margin decreased 13 basis points to 3.55% in the second quarter from 3.68% in the first quarter of 2010 primarily due to a slight decrease in asset yields. Net interest income for the first six months of 2010 increased 30% to $9,105,000 from $6,980,000 for the year-earlier period. The Company's net interest margin was 3.61% for the first half of 2010, reflecting an increase of 32 basis points from 3.29% in the comparable period last year.

Total nonperforming loans and nonperforming assets were $7,514,000 and $10,533,000, respectively, at June 30, 2010, reflecting relatively stable conditions versus December 31, 2009, when total nonperforming loans and nonperforming assets were $8,463,000 and $9,526,000, respectively. These levels are down, however, from $12,104,000 and $13,011,000, respectively, at June 30, 2009. Although nonperforming loans to total loans increased somewhat during the second quarter, rising to 1.95% as of June 30, 2010, versus 1.90% at March 31, 2010, the relative amount of nonperforming loans has declined significantly from 2.53% at December 31, 2009, and 4.09% at June 30, 2009, reflecting a general slowing of the pace of loans migrating to nonperforming status as well as management's aggressive actions to work through and charge off problem loans. Additionally, the Company has continued to reduce its exposure to acquisition, construction and development loans, with those declining to only 7% of its core portfolio at June 30, 2010, from 11% at the end of the second quarter of 2009.

Net charge-offs to average outstanding loans in the total portfolio, on an annualized basis, were 0.48% for the second quarter of 2010 versus 0.88% for the first quarter of 2010 and 0.26% in the year-earlier period. Management believes that nonperforming assets and net charge-offs will likely remain at elevated levels, at least in the near term, because of the continued weakness in the economy. Accordingly, the Company increased its provision for loan losses to $650,000 for the second quarter of 2010 from $500,000 in both the first quarter of 2010 and the year-earlier quarter. At June 30, 2010, the allowance for loan losses represented 1.54% of total loans outstanding versus 1.70% of total loans outstanding at March 31, 2010, and 1.94% of total loans outstanding at June 30, 2009.

Noninterest income declined 4% to $1,955,000 for the second quarter of 2010 from $2,039,000 in the year-earlier quarter, primarily reflecting reduced gains on the sale of available-for-sale securities, which more than offset increases in account charges and fees. Noninterest income for the first half of 2010 increased 2% to $3,766,000 from $3,684,000 in the year-earlier period, with the increase reflecting higher account charges and fees, as well as increased brokerage commissions, which together were partially offset by reduced gains on the sale of securities and lower mortgage origination fees.

Noninterest expense for the second quarter of 2010 increased 21% to $5,745,000 from $4,742,000 in the second quarter of 2009, as salaries and employee benefits increased from the year-earlier quarter due to the Company's expansion and the net acquisition of eight branch locations during the past year. Additionally, the Company incurred one-time conversion expenses of approximately $267,000 in the second quarter related to its acquisition of five Park Avenue Bank branches in May 2010. These higher expenses were offset partially by a swing to gains on the sale of OREO during the quarter from losses and write-downs on OREO in the year-earlier quarter. Noninterest expense for the six months ended June 30, 2010, rose 18% to $10,449,000 compared with $8,856,000 for the year-earlier period. Again, this increase reflected higher year-over-year personnel costs related to expansion, gains on the sale of OREO versus losses and write-downs in the first half of 2009, and conversion costs related to acquired branches. The Company's efficiency ratio was 86.38% and 81.18%, respectively, for the second quarter and six months ended June 30, 2010, versus 86.80% and 83.03%, respectively, in the year-earlier periods.

The Company's total assets increased 16% to $663,874,000 at June 30, 2010, from $571,948,000 at December 31, 2009. Gross loans increased 17% to $390,847,000 at June 30, 2010, from $334,139,000 at December 31, 2009. Deposits rose 21% to $515,712,000 at June 30, 2010, from $426,607,000 at December 31, 2009. Total stockholders' equity was $62,529,000 at June 30, 2010, versus $60,817,000 at June 30, 2009.

Heritage Financial Group is the mid-tier holding company for HeritageBank of the South, a community-oriented bank serving primarily South Georgia and North Central Florida through 16 full-service banking offices. As of June 30, 2010, the Company reported total assets of approximately $664 million and total stockholders' equity of approximately $63 million. For more information about the Company, visit HeritageBank of the South on the Web at www.eheritagebank.com and see Investor Relations under About Us.

Heritage, MHC, a mutual holding company formed in 2002, holds approximately 76% of the shares of Heritage Financial Group. The remaining 24% of Heritage Financial Group's shares are held by public stockholders.

Except for historical information contained herein, the matters included in this news release and other information in the Company's filings with the Securities and Exchange Commission may contain certain "forward-looking statements," within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Reform Act of 1995 and include this statement for purposes of these safe harbor provisions. Further information concerning the Company and its business, including additional factors that could materially affect our financial results, is included in our other filings with the SEC.

A registration statement relating to the securities to be offered in the second-step offering has been filed with the Securities and Exchange Commission, but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy shares of common stock nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Reconciliation of Non-GAAP Measure to Closest GAAP Measure (Unaudited)
(Dollars in thousands)

	June 30,	December 31,	June 30,
	2010	2009	2009
Total stockholders' equity	$62,529	$60,817	$62,132
Less intangible assets	2,604	1,571	1,000
Tangible common equity	$59,925	$59,246	$61,132

Total assets	$663,874	$571,948	$470,985
Less intangible assets	2,604	1,571	1,000
Tangible assets	$661,270	$570,377	$469,985

Total stockholders' equity to total assets	9.4%	10.6%	13.2%
Tangible common equity ratio	9.1%	10.4%	13.0%

The Company provides this ratio, in addition to those defined by banking regulators, because of its widespread use by investors as a means to evaluate capital adequacy.

Unaudited Financial Highlights
(In thousands, except per share amounts)

	Second Quarter Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
Interest income	$6,855	$5,751	$13,303	$11,880
Interest expense	2,159	2,327	4,197	4,900
Net interest income	4,696	3,424	9,106	6,980
Provision for loan losses	650	500	1,150	1,300
Net interest income after provision for loan losses	4,046	2,924	7,956	5,680
Noninterest income	1,955	2,039	3,766	3,684
Noninterest expense	5,745	4,742	10,449	8,856
Income before income taxes	256	221	1,273	508
Income tax (benefit) expense	(41)	67	177	(41)
Net income	$297	$154	$1,096	$549
Net income per share:
Basic	$0.03	$0.02	$0.11	$0.05
Diluted	$0.03	$0.02	$0.11	$0.05
Weighted average shares outstanding:
Basic	10,220	10,040	10,151	10,033
Diluted	10,223	10,040	10,153	10,033
Dividends declared per share	$0.09	$0.08	$0.18	$0.16

		June 30,	December 31,	June 30,
		2010	2009	2009
Total assets		$663,874	$571,948	$470,985
Cash and cash equivalents		28,142	14,922	17,760
Interest-bearing deposits in banks		21,008	43,236	629
Securities available for sale		156,359	120,527	114,263
Loans		390,847	334,139	295,881
Allowance for loan losses		6,027	6,060	5,747
Total deposits		515,712	426,607	323,924
Federal Home Loan Bank advances		42,500	42,500	42,500
Stockholders' equity		62,529	60,817	62,132

CONTACT:
Heritage Financial Group
T. Heath Fountain, Senior Vice President and Chief Financial Officer
229-878-2055